                                                                    Exhibit 10.1
--------------------------------------------------------------------------------



                         SECURITIES PURCHASE AGREEMENT


                                    BETWEEN


                             HYBRID NETWORKS, INC.


                                      AND


                              SPRINT CORPORATION



                          Dated as of August 30, 1999


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


                                             TABLE OF CONTENTS
                                             -----------------

RECITALS    1

SECTION 1.  Definitions...............................................................................   1
     (a)    Defined Terms.............................................................................   1
     (b)    Cross-References..........................................................................   7

SECTION 2.  Purchase and Sale of Securities; Closing..................................................   7
     (a)    Purchase and Sale of Securities...........................................................   7
     (b)    Purchase Price............................................................................   7
     (c)    Closing...................................................................................   7
     (d)    Deliveries at Closing.....................................................................   7

SECTION 3.  Representations and Warranties of the Company.............................................   8
     (a)    Organization, Standing and Power of the Company...........................................   8
     (b)    Company Subsidiaries......................................................................   8
     (c)    Authorization; Non-Contravention; Consents; Issuance of Debentures and Warrants...........   8
     (d)    Capital Structure.........................................................................  10
     (e)    Securities Laws...........................................................................  11
     (f)    SEC Documents; Financial Statements; Undisclosed Liabilities..............................  11
     (g)    Absence of Certain Changes or Events......................................................  12
     (h)    Litigation................................................................................  12
     (i)    Title to Assets...........................................................................  12
     (j)    Environmental Matters.....................................................................  13
     (k)    Related Party Transactions................................................................  14
     (l)    Employee Benefit Plans....................................................................  14
     (m)    Taxes.....................................................................................  15
     (n)    No Payments to Employees, Officers or Directors...........................................  16
     (o)    Compliance with Laws; Permits.............................................................  17
     (p)    Contracts; Debt Instruments...............................................................  17
     (q)    State Takeover Statutes...................................................................  19
     (r)    Insurance.................................................................................  19
     (s)    Intellectual Property; Software...........................................................  19
     (t)    Year 2000 Compliance......................................................................  21
     (u)    Brokers...................................................................................  21
     (v)    No Existing Discussions...................................................................  21

SECTION 4.  Representations and Warranties of the Purchaser...........................................  21
     (a)    Organization..............................................................................  22
     (b)    Authorization.............................................................................  22
     (c)    Absence of Restrictions and Conflicts.....................................................  22
     (d)    Brokers...................................................................................  23

SECTION 5.  Covenants.................................................................................  23
     (a)    Pre-Closing Conduct of Business by the Company............................................  23


     (b)    Pre-Closing Access to Information.........................................................  24
     (c)    Post-Closing Access to Business Information...............................................  24
     (d)    Public Company Information................................................................  24
     (e)    Private Company Information...............................................................  24
     (f)    Inconsistent Agreements...................................................................  25
     (g)    Certain Actions...........................................................................  25
     (h)    Restricted Actions........................................................................  25

SECTION 6.  Board Nomination Rights...................................................................  27

SECTION 7.  Change of Control of the Company..........................................................  27

SECTION 8.  Restrictions on Transfer..................................................................  29
     (a)    Rule 144 Information......................................................................  29
     (b)    Rule 144(k) Sales.........................................................................  29
     (c)    Legend....................................................................................  30

SECTION 9.  Purchase Rights...........................................................................  30
     (a)    Preemptive Rights.........................................................................  30
     (b)    Other Purchase Rights.....................................................................  31

SECTION 10. Conditions to Each Party's Obligations....................................................  32
     (a)    Injunction................................................................................  32
     (b)    Regulatory Approvals......................................................................  32
     (d)    Warrant Agreement.........................................................................  32
     (e)    Registration Rights Agreement.............................................................  32

SECTION 11. Conditions to Obligations of the Purchaser................................................  32
     (a)    Representations and Warranties............................................................  32
     (b)    Performance of Obligations of the Company.................................................  32
     (c)    Certificates..............................................................................  32
     (d)    Warrant Certificates......................................................................  33
     (e)    Debenture Certificates....................................................................  33
     (f)    No Material Adverse Change................................................................  33
     (g)    Opinions of Counsel to the Company........................................................  33
     (j)    Resignation of two Board Members..........................................................  33
     (k)    Directors and Officers Insurance..........................................................  33
     (m)    Other Documents...........................................................................  33

SECTION 12. Conditions to Obligations of the Company..................................................  33
     (a)    Representations and Warranties............................................................  33
     (b)    Performance of Obligations of the Purchaser...............................................  34
     (c)    Certificates..............................................................................  34
     (d)    Payment...................................................................................  34

SECTION 13. Indemnification...........................................................................  34

SECTION 14. Termination...............................................................................  35

SECTION 15. Notices...................................................................................  36

                                      ii


SECTION 16. Costs and Expenses........................................................................  37

SECTION 17. Successors and Assigns....................................................................  37

SECTION 18. Survival of Representations...............................................................  37

SECTION 19. Governing Law.............................................................................  37

SECTION 20. Benefits of this Agreement................................................................  37

SECTION 21. Counterparts..............................................................................  37

SECTION 22. Amendments; Waiver........................................................................  37

SECTION 23. Jurisdiction..............................................................................  37

SECTION 24. Specific Performance......................................................................  38

SECTION 25. Confidentiality...........................................................................  38

SECTION 26. Public Announcements......................................................................  38

SECTION 27. Entire Agreement..........................................................................  38

SECTION 28. Severability..............................................................................  39


LIST OF EXHIBITS

Exhibit A     -    Certificate of Designations
Exhibit B-1   -    Class A Debenture Certificate
Exhibit B-2   -    Class B Debenture Certificate
Exhibit C     -    Terms of Equipment Purchase Agreement
Exhibit D     -    Warrant Agreement
Exhibit E     -    Warrant Certificate

                         SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of August 30, 1999, by and between HYBRID NETWORKS, INC., a Delaware corporation (the "COMPANY"), and SPRINT CORPORATION, a Kansas corporation (the "PURCHASER").

                                   RECITALS:

          A. The Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, subject to the terms and conditions set forth herein, (i) Class A Debentures (as hereinafter defined) in the face amount of $11,000,000 convertible into 3,859,649 shares of Common Stock (as hereinafter defined) and (ii) Class B Debentures in the face amount of $1,000 convertible into 1,000 shares of Preferred Stock (as hereinafter defined).

          B. In consideration for the equipment purchase commitment of the Purchaser set forth in the Equipment Purchase Agreement (as hereinafter defined), the Company will issue to the Purchaser, subject to the terms and conditions set forth herein, Warrants (as hereinafter defined) for the purchase of $8,397,873 of subordinated debentures having terms substantially identical to the Class A Debentures.

          C. The Purchaser and the Company desire to set forth in this Agreement the conditions to the issuance and sale of the Securities (as hereinafter defined) to the Purchaser.

          NOW, THEREFORE, in consideration of the premises and the agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          SECTION 1.  DEFINITIONS

          (a) DEFINED TERMS. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "ACQUIRED SECURITIES" means the Warrants and the Debentures and any Common Stock or Preferred Stock issued upon exercise or conversion thereof, and any other securities of any Person of any kind issued in exchange for or in respect of any such securities.

          "AFFILIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

          "ANNUAL BUSINESS PLAN" means the annual strategic and operating plan for each Fiscal Year to be submitted by management of the Company to the Board of Directors of the Company and the Purchaser on or prior to October 15 of the prior Fiscal Year, which plan shall include (among other things) a proposed capital expenditure and operating budget for the forthcoming Fiscal Year including an income statement prepared on an accrual basis which shall show in reasonable detail the revenues and expenses projected for the Company for the forthcoming Fiscal Year and a cash flow statement showing the receipts and disbursements projected for the Company for the forthcoming Fiscal Year.

          "ASSOCIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

          "AGREEMENT" means this Securities Purchase Agreement as in effect on the date hereof and as hereafter amended, supplemented, restated or otherwise modified.

          "BUSINESS DAY" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

          "CERTIFICATE OF DESIGNATIONS" shall mean the certificate of designations for the Preferred Stock in the form of EXHIBIT A attached hereto.

          "CHANGE OF CONTROL" means the occurrence of any of the following: (a) any Person shall have acquired beneficial ownership of more than 25% of the outstanding voting stock of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act); or (b) individuals who immediately following the Closing were directors of the Company (which shall include the Purchaser Nominees) (together with any replacement or additional directors who were nominated or appointed by a majority of directors in office immediately following the Closing or by a majority of such directors and their nominees or appointees) cease to constitute a majority of the Board of Directors of the Company.

          "CHANGE OF CONTROL AGREEMENT" means a bona fide arms length agreement between the Company and one or more other Persons that provides for any of the following transactions:

             (i) any merger or consolidation of the Company in which the Company is not the surviving corporation or which otherwise results in a Change of Control;

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company (in one transaction or a series of transactions) of all or a substantial portion of the assets of the Company;

             (iii) any sale or issuance of stock (including any tender offer) that results in a Change of Control; or

             (iv)   any other transaction that results in a Change of Control.


          "CLASS A DEBENTURES" means the $11,000,000 debentures issued to Purchaser pursuant to this Agreement, paying interest in kind at a rate of 4.0% per annum, and convertible upon the occurrence of certain events into 3,859,649 shares of Common Stock.

          "CLASS B DEBENTURES" means the $1,000 face amount of debentures issued to Purchaser pursuant to this Agreement, paying interest in kind at a rate of 4.0% per annum, and convertible into 1,000 shares of Preferred Stock.

          "CLOSING" is defined in SECTION 2(c).

          "CLOSING DATE" is defined in SECTION 2(c).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" means shares now or hereafter authorized of any class of common stock of the Company and any other class of capital stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company or in the earnings of the Company without limit as to per share amount, and shall include, without limitation, the presently authorized 100,000,000 shares of common stock, par value $0.001 per share.

          "COMPANY" is defined in the Preamble.

          "COMPANY DISCLOSURE LETTER" is defined in Section 3(c)(i).

          "COMPANY SEC DOCUMENTS" is defined in SECTION 3(f).

          "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement by and between the Company and the Purchaser dated as of May 20, 1999.

          "DEBENTURES" means the Class A Debentures and the Class B Debentures.

          "DEBENTURE CERTIFICATES" means the certificates evidencing the Class A Debentures and the Class B Debenture in the forms of EXHIBIT B-1 and EXHIBIT B-2 attached hereto, respectively.

          "EQUIPMENT PURCHASE AGREEMENT" means the Equipment Purchase Agreement to be entered into by and between the Company and the Purchaser containing the terms specified on EXHIBIT C attached hereto and otherwise in form and substance mutually satisfactory to Purchaser and the Company.

          "EQUITY SECURITIES" means equity securities of the Company and options, warrants, convertible instruments or other direct or indirect rights to acquire equity securities of the Company.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

          "FISCAL QUARTER" means any quarter of a Fiscal Year.

          "FISCAL YEAR" means each 12-month accounting period ending December 31 of a calendar year.

          "FULLY DILUTED BASIS" includes, without duplication, (i) all shares of Common Stock outstanding at the time of calculation, (ii) Common Stock issuable upon exercise of all outstanding warrants, options and other rights to acquire Common Stock directly or indirectly and (iii) Common Stock issuable upon conversion of all securities convertible directly or indirectly into Common Stock.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HAZARDOUS MATERIALS" means those substances, materials, and items, in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, byproducts, or any other material or article, which are regulated by or form the basis of liability under federal, state or local environmental, health, and safety statutes or regulations including, without limitation, hazardous wastes, hazardous substances, pollutants, contaminants, asbestos, polychlorinated biphenyls, petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste, or breakdown or decomposition products thereof or any fraction thereof), and radioactive substances.

          "LAWS" means any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority.

          "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued on unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), adverse claim or other security agreement of any kind or nature whatsoever.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

          "NEW SECURITIES" is defined in SECTION 9(a).

          "PERSON" means any natural person, corporation, partnership, limited liability company, firm, association or any other entity, whether acting in an individual, fiduciary or other capacity.

          "PREFERRED STOCK" means the 1,000 shares of preferred stock, par value $1.00 per share, authorized pursuant to the Certificate of Designations.

          "PURCHASE PRICE" is defined in SECTION 2(b).

          "PURCHASER'S INTEREST" means, as of the date of determination, the total number of shares of Common Stock (i) owned, directly or indirectly, by the Purchaser or any of its Affiliates, (ii) for which Warrants owned, directly or indirectly, by the Purchaser or any of its Affiliates may be exercised (including for those purposes any shares of Common Stock that could be acquired upon conversion of any debentures that may be purchased upon exercise of Warrants and after taking into account all applicable antidilution provisions), assuming all such Warrants are exercisable as of the date of such determination, and (iii) for which Class A Debentures owned, directly or indirectly, by the Purchaser or any of its Affiliates may be converted after taking into account all applicable antidilution provisions, assuming all such Debentures are convertible as of the date of such determination, expressed as a percentage of the Common Stock on a Fully Diluted Basis at the time of calculation.

          "PURCHASER NOMINEE" is defined in SECTION 6.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into by and between the Company and the Purchaser on the Closing Date, in form and substance mutually agreeable to the Company and the Purchaser.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES" means the Debentures and the Warrants.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

          "SUBSIDIARY" of any corporation means any other corporation of which greater than 50% of the outstanding shares of capital stock having ordinary voting power for the election of directors is owned directly or indirectly by such corporation.

          "TAX" is defined in Section 3(m).

          "TAX RETURN" is defined in Section 3(m).

          "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Debenture Certificates, the Warrant Agreement, the Warrant Certificates, the Registration Rights Agreement, the Equipment Purchase Agreement, the Certificate of Designations, and any other agreement executed or delivered at the Closing in connection with any of the foregoing to which the Company and the Purchaser is a party.

          "YEAR 2000 COMPLIANT" means that (a) the products, services, or other item(s) at issue accurately process, provide andor receive datetime data (including calculating, comparing, and sequencing), within, from into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither the performance nor the functionality nor the supply of the products, services, and other item(s) at issue will be affected by datestimes prior to, on, after, or spanning January 1, 2000.

          "WARRANTS" means (i) the 8,397,873 warrants issued to the Purchaser on the Closing Date pursuant to this Agreement and the Warrant Agreement and (ii) any additional Warrants issued to the Purchaser after the Closing Date pursuant to Section 20 of the Warrant Agreement, each of which entitles the holder thereof to purchase a Warrant Debenture having a face amount of $1.00, and which shall have the rights, privileges and limitations set forth in the Warrant Agreement and in each Warrant.

          "WARRANT AGREEMENT" means the Warrant Agreement to be entered into by and between the Company and the Purchaser on the Closing Date, in substantially the form of EXHIBIT D attached hereto.

          "WARRANT CERTIFICATES" means the certificates evidencing the Warrants in the form of EXHIBIT E attached hereto.

          "WARRANT DEBENTURES" means the debentures issuable upon the exercise of the Warrants.

          (b) CROSS-REFERENCES. Unless otherwise specified, references in this Agreement to any Section are references to such Section of this Agreement, and unless otherwise specified, references in any Section or definition to any clause or subsection are references to such clause or subsection of such Section or definition.

          SECTION 2.     PURCHASE AND SALE OF SECURITIES; CLOSING.

          (a) PURCHASE AND SALE OF SECURITIES. On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue, sell and deliver to the Purchaser on the Closing Date, and the Purchaser hereby agrees to purchase from the Company on the Closing Date, the Debentures and the Warrants.

          (b) PURCHASE PRICE. In consideration for the issuance of the Debentures, the Purchaser shall pay to the Company on the Closing Date an aggregate purchase price of Eleven Million One Thousand Dollars ($11,001,000) (the "Purchase Price") by wire transfer of immediately available funds to a bank account designated by the Company not less than three Business Days prior to the Closing Date. In consideration for the issuance of the Warrants, the Purchaser agrees that, as promptly as practicable following the Closing, it shall execute and deliver to the Company the Equipment Purchase Agreement.

          (c) CLOSING. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the sale and purchase of the Securities (the "Closing") shall take place at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California, at 10:00 a.m. on or prior to the fifth Business Day following the satisfaction of the conditions to closing set forth in Sections 10, 11 and 12, or at such other place and time as may be agreed upon by the Purchaser and the Company.

          (d) DELIVERIES AT CLOSING. Subject to the satisfaction or waiver of the conditions to its obligations set forth herein, at the Closing, the Company shall execute and deliver to the Purchaser (or cause to be delivered to Purchaser) the following: (i) the Warrant Agreement; (ii) the Registration Rights Agreement; (iii) the Warrant Certificates; (iv) Debenture Certificates representing $11,000,000 face amount of the Class A Debentures and $1,000 face amount of the Class B Debentures; (v) the Certificate of Designations as filed with the Delaware Secretary of State; (vi) an opinion of counsel to the Company in form satisfactory to the Purchaser; and (vii) such other instruments as may be contemplated by this Agreement or reasonably requested by the Purchaser to evidence the consummation of the transactions contemplated hereby. Subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Purchaser shall pay the Purchase Price to the Company and shall execute and deliver to the Company the following: (i) the Warrant Agreement; (ii) the Registration Rights Agreement; and (iii) such other instruments as may be contemplated by this Agreement or reasonably requested by the Company to evidence the consummation of the transactions contemplated hereby.

          SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as follows (each of the following representations shall be modified by any specific references to such representation contained in the Company Disclosure Letter which shall be in form and substance reasonably satisfactory to the Purchaser):

          (a) Organization, Standing and Power of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered to the Purchaser complete and correct copies of its Certificate of Incorporation, as amended (the "COMPANY'S CERTIFICATE") and Amended Bylaws (the "COMPANY'S BYLAWS").

          (b) COMPANY SUBSIDIARIES. The Company does not have any Subsidiaries or own any equity or profits interest in any Person.

          (c) AUTHORIZATION; NON-CONTRAVENTION; CONSENTS; ISSUANCE OF DEBENTURES AND WARRANTS.

               (i) The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each of the other Transaction Documents will be at the Closing (or following the Closing in the case of the Equipment Purchase Agreement), duly executed and delivered by the Company, and this Agreement constitutes, and, assuming the due execution and delivery thereof by the Purchaser, each of the other Transaction Documents upon due execution and delivery will constitute, a valid and binding agreement of the

          Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and other than general equitable principles. Except as set forth in SCHEDULE 3(c) to the disclosure letter to be delivered by the Company to Purchaser within 10 days following the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), the execution, delivery and performance of this Agreement and of the Transaction Documents by the Company does not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (A) the Company's Certificate of Incorporation or the Company's Bylaws, (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license to which the Company is a party or by which any of its properties or assets is bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the SEC of a Notice of Sale of Securities on Form D and such reports under
          Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and such transactions and (B) such other consents, approvals, orders, authorizations, registrations, declarations and filings (x) as are set forth in SCHEDULE 3(c) to the Company Disclosure Letter or (y) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents or otherwise prevent the Company from performing its obligations under this Agreement or any other Transaction Document in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

               (ii) Upon delivery to Purchaser of Warrant Certificates evidencing the Warrants and Debenture Certificates evidencing the Debentures in accordance with the terms hereof, such Warrants and Debentures, respectively, will have been validly issued and fully paid and nonassessable, free and clear of all Liens and the issuance thereof will not give rise to any preemptive rights or anti-dilution rights, except for such rights as are set forth on SCHEDULE 3(c)(ii) to the Company Disclosure Letter which rights have been effectively waived. The issuance of the shares of Common Stock and Preferred Stock upon the conversion of the Debentures has been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms thereof, such shares of Common Stock and Preferred Stock will have been validly issued and fully paid and nonassessable. The issuance of the Warrant Debentures pursuant to the Warrant Agreement has been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, the Warrant Debentures will have been validly issued and fully paid and nonassessable. The issuance of the shares of Common Stock upon the conversion of the Warrant Debentures has been duly authorized and, when issued upon conversion of the Warrant Debentures in accordance with the terms thereof, such shares of Common Stock will have been validly issued and fully paid and nonassessable. The Company has reserved 3,859,649 shares of Common Stock and 1,000 shares of Preferred Stock for issuance upon the conversion of the Class A Debentures and Class B Debentures, respectively. The Company has reserved 2,946,622 shares of Common Stock for issuance upon the conversion of the Warrant Debentures. Except as set forth in the Registration Rights Agreement and on SCHEDULE 3(c)(ii) to the Company Disclosure Letter, no Person has the right to demand or any other right to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration.

          (d) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 30, 1999, (i) 10,666,696 shares of Common Stock were issued and outstanding, (ii) 0 shares of Common Stock were held by the Company in its treasury, (iii) 5,025,847 shares of Common Stock were issuable under the Company's stock option or other employee benefit or incentive plans pursuant to awards granted by the Company and (iv) 5,239,404 shares of Common Stock were issuable pursuant to options (other than shares of Common Stock that were issuable under the Company's stock option in item (iii) in the preceding sentence), warrants, convertible instruments of the Company and pursuant to the Stipulation of Settlement in ROSENBERG, ET AL. VS HYBRID NETWORKS, INC, ET AL. all of which are listed on SCHEDULE 3(d) to the Company Disclosure Letter. The number of shares specified in item (iv) in the preceding sentence will equal 12,172,540 after the issuance of the Securities or the issuance of the Common Stock or Preferred Stock underlying the Securities. Except as set forth in this SECTION 3(d) or in SCHEDULE 3(d) to the Company Disclosure Letter, no shares of Common Stock or other voting securities of the Company have been issued or reserved for issuance or are outstanding. The Company has no outstanding stock appreciation rights relating to the Common Stock of the Company. All outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and were issued in compliance with all federal and state securities laws. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except (A) as set forth above in this SECTION 3(d), or (B) as set forth in SCHEDULE 3(d) to the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which such entity is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on SCHEDULE 3(d) to the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or other ownership interests in the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no outstanding agreements related to the voting of capital stock of the Company.

          (e) SECURITIES LAWS. In reliance on the investment representations contained in SECTION 4(a), the offer, issuance, sale and delivery of the shares of the Securities to the Purchaser as provided in this Agreement, and the issuance and delivery of Common Stock and Preferred Stock upon the conversion of the Debentures and the Warrant Debentures by the Purchaser are and will be exempt from the registration requirements of the Securities Act and all applicable state securities laws, as such laws are currently in effect.

          (f) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the "COMPANY SEC DOCUMENTS"). Except as expressly disclosed in the Company SEC Documents with respect to Company SEC Documents filed prior to December 31, 1998, all of the Company SEC Documents, as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. Except as expressly disclosed in the Company SEC Documents with respect to Company SEC Documents filed prior to December 31, 1998, none of the Company SEC Documents at the time of filing and effectiveness contained, or will contain as of the Closing Date, as the case may be, any untrue statement of a material fact or omitted, or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Company SEC Documents. Except as expressly disclosed in the Company SEC Documents with respect to Company SEC Documents filed prior to December 31, 1998, the consolidated financial statements of the Company included in the Company SEC Documents complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, or will be prepared, as the case may be, in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount). Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3(f) to the Company Disclosure Letter, and except for liabilities and obligations incurred since December 31, 1998, in the ordinary course of business and consistent with past practice, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or disclosed in SCHEDULE 3(g) to the Company Disclosure Letter, since December 31, 1998, the Company has conducted its business only in the ordinary course and there has not been (i) any change that is reasonably likely to have a Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any capital stock or any securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have or is reasonably likely to have a Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Company, except insofar as required by a change in GAAP.

          (h) LITIGATION. Except as disclosed in the Form 10-Q of the Company filed with respect to the Fiscal Quarter ended March 31, 1999, or in SCHEDULE 3(h) to the Company Disclosure Letter, there is no claim, investigation, suit, action or proceeding pending, threatened in writing or to the best knowledge of the Company, otherwise threatened against or affecting the Company or any of its properties or assets.

          (i) TITLE TO ASSETS. Except as set forth on SCHEDULE 3(i) to the Company Disclosure Letter, the Company has good, valid and marketable title to, or valid and subsisting leasehold interests in, all of the assets owned or used in the operation of the Company, free and clear of all Liens, except for (i) Liens and imperfections of the title that do not, singly or in the aggregate, materially interfere with the present use by the Company of the property subject thereto or affected thereby or that otherwise do not have a Material Adverse Effect on the Company, (ii) Liens for assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that (x) either are not delinquent or that are being contested in good faith and (y) do not constitute Liens or charges arising under ERISA or the Code and (iii) Liens reflected in the consolidated balance sheet of the Company as of March 31, 1999, as contained in the Company SEC Documents filed with the SEC prior to the date hereof.

          (j)  ENVIRONMENTAL MATTERS.

               (i) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Laws relating to protection of the environment, pollution control and hazardous materials ("ENVIRONMENTAL LAWS") applicable to the Company, and the Company is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

               (ii) The Company has not received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws;

               (iii) The Company has not entered into or agreed to nor does it contemplate entering into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

               (iv) The Company has not been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

               (v) The Company has not received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any hazardous materials were released into the environment; and

               (vi) None of the assets owned by the Company or, to the knowledge of the Company, any real property leased by the Company contain any asbestos, PCBs or underground storage tanks.


          (k) RELATED PARTY TRANSACTIONS. Set forth in SCHEDULE 3(k) to the Company Disclosure Letter is a list of all arrangements, agreements and contracts entered into by the Company with any Person who is an executive officer, director or Affiliate of the Company, or any entity of which any of the foregoing is an Affiliate which would be required to be disclosed under Item 404 of Regulation S-K (other than compensation paid or payable by the Company or its Subsidiaries to such Persons for calendar year 1998 or during calendar year 1999 in respect of salaries, bonuses, inactive plan participation, directors' fees and similar compensation arrangements in the ordinary course of business).

          (l) EMPLOYEE BENEFIT PLANS. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company (the "COMPANY BENEFIT PLANS") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company are set forth on Schedule 3(l) of the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to the Purchaser. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and continues to satisfy the requirements for such qualification. Neither the Company nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or
Section 412 of the Code. Neither any Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Code or
Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such liability or penalty. Except as set forth on Schedule 3(l) of the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or (to the Company's knowledge) anticipated litigation against or otherwise involving any of the Company Benefit Plans and no litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as required by Law, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     For purposes of this Agreement "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections. For purposes of this Section 3(l), "material" would include, but not be limited to, any failure or omission to comply with a requirement which would result in disqualification of any Company Benefit Plan.

          (m) TAXES. Except as set forth in Section 3(m) of the Company Disclosure Letter:

               (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests, liens or other encumbrances on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either
          (A) claimed or raised by any authority in writing or (B) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge after reasonable investigation based upon personal contact with any agent of such authority. Schedule 3(m) of the Company Disclosure Letter lists all federal, state, local, and foreign income tax returns filed with respect to the Company for taxable periods ended on or after March 31, 1996, indicates those tax returns that have been audited, and indicates those tax returns that are currently the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since March 31, 1996.

               (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
          Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
          Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company neither (A) has been a member of an affiliated group filing a consolidated federal income Tax Return nor (B) has any Liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     For purposes of this Agreement:

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (n) NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. There is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the transactions contemplated hereby or by the other Transaction Documents, with respect to any employee, officer or director of the Company.

          (o)  COMPLIANCE WITH LAWS; PERMITS.

               (i) Except as set forth in SCHEDULE 3(o) to the Company Disclosure Letter, the Company has not violated or failed to comply in any material respect with any Law applicable to its business, properties or operations.

               (ii) The permits, licenses, approvals, franchises, notices and authorizations issued by Governmental Authorities (collectively, the "PERMITS") and held by the Company are all the Permits required for the conduct by the Company of its respective business. All the Permits are in full force and effect, and the Company has not engaged in any activity which to the Company's knowledge would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened. To the Company's knowledge, there are no existing defaults or events of default by the Company under any Permit and no event or state of facts has occurred which with notice or lapse of time or both would constitute a default by the Company under any such Permit. The Company does not have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any Person other than the Company that is a party to such Permit in the performance of any obligation to be performed or paid by such Person under any Permit. The use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby and by the other Transaction Documents will not affect the continuation, validity or effectiveness of the Permits or require the consent of any Person under any of the Permits. Except as set forth in paragraph (iii) below, the Company is not required to be licensed by any governmental or regulatory body.

          (p)  CONTRACTS; DEBT INSTRUMENTS.

               (i) The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage or indenture, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3(p) to the Company Disclosure Letter.

               (ii) Except as set forth on SCHEDULE 3(p) hereto or filed as an exhibit to a Company SEC Document filed prior to the date hereof, the Company has no:

                    (A) Contract or agreement involving amounts payable to the Company in each case during any 12-month period, which will aggregate $50,000 or more;

                    (B) Management or employment contract or collective bargaining or other labor union agreement;

                    (C) Contract or agreement for the purchase, sale or lease of goods, materials, equipment, supplies or capital assets or for the rendering of services (excluding any insurance or benefit plan contracts or agreements) involving payments by the Company which will aggregate $50,000 or more in any 12-month period or which require more than 30 days' notice in order for such commitments to be terminated without liability to the Company;

                    (D) Loan, factoring, guaranty, credit line or subordination agreement;

                    (E) Joint venture or other agreement involving sharing of profits;

                    (F) Outstanding offer or bid which, if accepted, would result in a contract requiring the Company to pay, or that there be paid to the Company, in the aggregate, $50,000 or more in any 12-month period; or

                    (G)  Other material contract, commitment, or obligation.

          True and complete copies of all such contracts and other documents noted in SCHEDULE 3(p)(ii) have been furnished to the Purchaser. The Company is not a party to or bound by any executory or presently existing contract, agreement or other arrangement which has had, or which Company believes or has reason to believe may in the future have, a Material Adverse Effect. All contracts and other agreements to which the Company is a party are in full force and effect and are enforceable by the Company against all other parties thereto in all material respects. The Company is not obligated under any contract to indemnify any of its current or former accounting firms for any reason.

          (q) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved pursuant to Section 203(a)(1) of the Delaware General Corporation Law the following transactions pursuant to which the Purchaser may be deemed to be an "interested stockholder" (as defined in the Delaware General Corporation
Law): (i) the issuance of the Debentures and the Warrants to the Purchaser at the Closing, (ii) the issuance of the Warrant Debentures to the Purchaser upon the exercise of the Warrants pursuant to, and the other transactions to be effected in accordance with, the Warrant Agreement, (iii) the issuance of the Common Stock and the Preferred Stock to the Purchaser upon the conversion of the Debentures and the Warrant Debentures, (iv) the exercise by the Purchaser of the preemptive rights pursuant to SECTION 9(a) hereof (regardless of whether the Purchaser's Interest is greater than or less than 15% at the time of exercise of such rights), (v) the exercise by the Purchaser of other purchase rights pursuant to SECTION 7 or SECTION 9(b) hereof (regardless of whether the Purchaser's Interest is greater than or less than 15% at the time of exercise of such rights) and (vi) the transactions to be effected in accordance with the Equipment Purchase Agreement and the Registration Rights Agreement and, accordingly, the restrictions contained in Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders will not apply to the Purchaser so long as the Purchaser engages in any of the transactions set forth in (i) through (vi) above. The Company also has taken all actions necessary, if any, to exempt the transactions to be effected between the Purchaser and the Company and its Affiliates from the operation of any other applicable "business combination" or anti-takeover statute or similar statute enacted under any state laws or the federal laws of the United States, or any similar statute or regulation.

          (r) INSURANCE. The Company maintains commercial property (including business interruption coverage), commercial general liability, automobile liability, product liability, professional liability, employment practices liability, workers' compensation, employer's liability and umbrella liability with reputable insurance carriers, which the Company reasonably believes provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets. The Company believes that the insurance policies and bonds maintained by it are in such amounts and cover such losses and risks as are generally maintained by comparable businesses.

          (s)  INTELLECTUAL PROPERTY; SOFTWARE.

               (i) SCHEDULE 3(s) of the Company Disclosure Letter contains a true and complete list of all patents, trademarks, service marks and copyright registrations, and all pending applications for patents, trademarks, service marks and copyright registrations, owned by or licensed to the Company (collectively, the "Intellectual Property").

               (ii) SCHEDULE 3(s) of the Company Disclosure Letter contains a true and complete list of (i) all computer software owned by the Company and all computer software licensed by the Company (collectively, the "SOFTWARE"), (ii) all

          Software licensed (or sublicensed) by the Company to its customers and (iii) all licenses and agreements pursuant to which the Company licenses or sublicenses Software from other persons. Except as specified on SCHEDULE 3(s) of the Company Disclosure Letter the Company owns all right, title and interest in and to the Software, free and clear of any liens, claims or encumbrances of any kind or nature, or, in the case of Software identified on SCHEDULE 3(s) of the Company Disclosure Letter as owned by third parties and licensed to the Company, the Company has an irrevocable right to use such Software under licenses with respect to the third party Software required in connection with the conduct of its business. All Software owned by the Company was developed by the Company entirely through the Company's own efforts and for its own account. The use of Software licensed to the Company from third parties (including the sublicensing of such licensed Software to customers) does not violate the terms of the respective license agreements with respect to such licensed Software.

               (iii) No patent, trademark, service mark, copyright, trade secret, computer software or other intellectual property right other than the Intellectual Property set forth on SCHEDULE 3(s) of the Company Disclosure Letter and software set forth on SCHEDULE 3(s) of the Company Disclosure Letter is necessary for the Company to conduct, or is used by the Company in its operation of, its business as it is now being conducted.

               (iv) SCHEDULE 3(s) of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses, covenants or agreements which have been entered into by the Company with respect to the Intellectual Property.

               (v) The conduct by the Company of its business as currently conducted, does not and will not conflict with or infringe upon any patent, trademark, service mark, copyright, trade secret or other intellectual property right of any third party, nor has the Company been notified of any alleged infringement by the Company of any such third party rights.

               (vi) No officer, employee (including both current and former employees), consultant (including both current and former consultants) or independent contractor (including both current and former contractors) of the Company owns, directly or indirectly, in whole or in part, any patent, trademark, service mark, copyright, computer software, trade secret or other intellectual property right which the Company is using or which is necessary for the business of the Company as now conducted.

               (vii) The Intellectual Property and Software listed on SCHEDULE 3(s) to the Company Disclosure Letter as being owned by the Company are referred to in this Agreement as the "OWNED INTANGIBLE RIGHTS," and the Intellectual Property and Software listed on SCHEDULE 3(S) to the Company Disclosure Letter as being licensed to the Company are referred to in this Agreement as the "LICENSED INTANGIBLE RIGHTS." The Owned Intangible Rights are not subject to any arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange for such owned Intangible Rights. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any of the Owned Intangible Rights either (i) have been party to a work-for-hire arrangement or agreement with the Company (pursuant to which all right, title and interest pertaining to such Owned Intangible Rights was assigned to the Company) or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising. Except as disclosed on SCHEDULE 3(s) to the Company Disclosure Letter, the validity of the Owned Intangible Rights and title thereto and the validity of the Licensed Intangible Rights have not been questioned in any prior litigation and are not the subject of any threatened or proposed litigation. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Owned Intangible Rights or any of the Licensed Intangible Rights.

          (t) YEAR 2000 COMPLIANCE. All of the product(s) andor service(s) offered andor used by the Company, including each item of hardware, software, firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like, currently or at any time in the past are, in all material respects, Year 2000 Complaint. All vendors of products or services to the Company and all products, services and operations of such vendors, are Year 2000 Complaint, and each such vendor will continue to furnish its products or services to the Company without interruption or material delay, on and after January 1, 2000.

          (u) BROKERS. No broker, investment banker or financial advisor (other than Hambrecht & Quist) has been used or retained by the Company in connection with the transactions contemplated hereby and by the other Transaction Documents based upon arrangements made by or on behalf of the Company. The Company shall be responsible for any and all expenses payable to Hambrecht & Quist.

          (v) NO EXISTING DISCUSSIONS. As of the date hereof, neither the Company nor any of its representatives is engaged directly or indirectly, in any negotiations or discussions with any other Person with respect to any transaction that would result in a Change of Control.

          SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company as follows:

          (a) ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          (b) AUTHORIZATION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents will be at the Closing (or following the Closing in the case of the Equipment Purchase Agreement), duly executed and delivered by the Purchaser and this Agreement constitutes, and, assuming the due execution and delivery thereof by the Company, each of the other Transaction Documents upon due execution and delivery will constitute, the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and other than general equitable principles.

          (c) ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and of the Transaction Documents by the Purchaser do not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (A) the articles of incorporation or Bylaws of the Purchaser, (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license to which the Purchaser is a party or by which any of its assets are bound, or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Purchaser or its properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that neither individually nor in the aggregate would prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby, except for (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and such transactions, and (B) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents or otherwise prevent the Company from performing its obligations under this Agreement or any other Transaction Document in any material respect or have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Purchaser.

          (d) BROKERS. No financial advisor, other than Warburg Dillon Read, has been used or retained by the Purchaser in connection with the transactions contemplated hereby and by the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be responsible for any and all expenses payable to Warburg Dillon Read.

          SECTION 5. COVENANTS.

          (a) PRE-CLOSING CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Closing Date, the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the earlier of (A) the termination of this Agreement and (B) the Closing Date, the Company shall not (and shall not authorize or commit or agree to) without the prior written consent of the Purchaser:

               (i) declare, set aside or pay any dividends on, or make any other distributions in stock in respect of any of the Company's capital stock, (B) split, combine or reclassify any shares of Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of Common Stock or (C) purchase, redeem or otherwise acquire any shares of Common Stock of the Company or any options, warrants or rights to acquire, or security convertible into, shares of such Common Stock;

               (ii) issue, deliver or sell, or grant any option or other right in respect of, any shares of Common Stock, any other securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities, except for the exercise of stock options or warrants outstanding on the date of this Agreement, the issuance of employee stock options pursuant to benefit plans which options are currently reserved for issuance under such plans or in connection with any automatic grants of options or restricted stock to non-employee directors pursuant to any existing employee benefit plan of the Company;

               (iii)  take any of the actions specified in SECTION 5(h); and

               (iv)   enter into any Change of Control Agreement.

          (b) PRE-CLOSING ACCESS TO INFORMATION. The Company shall afford to the Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) subject to the Confidentiality Agreement, all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

          (c) POST-CLOSING ACCESS TO BUSINESS INFORMATION. Commencing on the date hereof and for so long as either (i) a Purchaser Nominee (as defined in SECTION 6 hereof) is on the Board of Directors of the Company or (ii) the Purchaser's Interest is at least 10%, the Company shall furnish to the Purchaser such information regarding the Company as is furnished to the members of the Board of Directors of the Company and shall continue to provide the Purchaser with the access and information rights specified in SECTION 5(b).

          (d) PUBLIC COMPANY INFORMATION. So long as the Company is subject to the periodic reporting requirements of the Exchange Act and for so long as the Purchaser's Interest is at least 5%, the Company will:

               (i) file with the SEC on or before the required date all regular or periodic reports required pursuant to the Exchange Act; and

               (ii) use its reasonable commercial efforts to make publicly available information concerning the Company sufficient to allow the Purchaser to dispose of all or a portion of the Securities and any Common Stock owned by the Purchaser pursuant to Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act.

          (e) PRIVATE COMPANY INFORMATION. If the Company shall cease to be subject to the periodic reporting requirements of the Exchange Act and for so long as the Purchaser's Interest is at least 5%, the Company will furnish, or will cause to be furnished, to the Purchaser copies of the following financial statements, reports and information:

               (i) promptly when available and in any event within 90 days after the close of each Fiscal Year, a consolidated balance sheet at the close of such Fiscal Year, and related consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Year, of the Company (with comparable information at the close of and for the prior Fiscal Year), certified (in the case of consolidated statements) without qualification by Hein + Co. or any nationally recognized independent public accountants; and

               (ii) promptly when available and in any event within 45 days after the close of each Fiscal Quarter, consolidated balance sheets at the close of such Fiscal Quarter, and consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Quarter and for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Company (with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year), certified by the chief financial or executive officer of the Company.

          (f) INCONSISTENT AGREEMENTS. The Company will not take any action which would (i) impair or adversely affect the right of the Purchaser to convert the Debentures or the Warrant Debentures or exercise the Warrants or exercise any rights of the Purchaser pursuant to the Transaction Documents, or (ii) breach any of the covenants or agreements of the Company in the Transaction Documents.

          (g) CERTAIN ACTIONS. Subject to the terms and conditions herein provided, each of the parties will use its reasonable commercial efforts to cooperate with the other party (i) to, secure all necessary consents, approvals, authorizations and exemptions from all third parties, including, without limitation, all Governmental Authorities, in connection with and to effectuate the transactions contemplated hereby and by the other Transaction Documents and
(ii) to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, the execution of each Transaction Document and all other certificates and instruments contemplated hereby and thereby. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company and the Purchaser shall take all such necessary action.

          (h) RESTRICTED ACTIONS. As long as the Purchaser's Interest is 10% or greater, the Company shall not take or authorize (or enter into any agreement to take or authorize) any of the following actions without the prior written approval of the Purchaser:

               (i) adopt an Annual Business Plan or take any actions that deviate from the then-current Annual Business Plan in any material respect;

               (ii) make any capital expenditures during any fiscal year in excess of $2,000,000 in the aggregate except to the extent contemplated in the Annual Business Plan for such year;

               (iii) make any acquisition or disposition of any interests in any other Person or business enterprise or any assets, in any single transaction or a series of related transactions, in which the fair market value of the consideration paid or received by the Company exceeds $1,000,000;

               (iv) organize, form or participate in any joint venture or similar entity involving the sharing of profits in which the assets or services to be contributed to or provided by the Company to such joint venture or other entity have a fair market value in excess of $1,000,000;

               (v)    form any Subsidiary;

               (vi) issue any Common Stock, preferred stock or other capital stock or any stock or securities (including options and warrants) convertible into or exercisable or exchangeable for Common Stock, preferred stock or other capital stock or amend the terms of any such stock or securities or any agreements relating thereto (other than employee stock options approved by the Board of Directors of the Company and Common Stock issued upon exercise thereof) or effect any stock split or reverse stock split or combination;

               (vii) enter into any transaction between the Company, on the one hand, and any Affiliate or Associate of the Company, on the other, other than the payment of compensation and other benefits to employees and directors in the ordinary course of business;

               (viii) declare or pay any dividend or other distribution with respect to the capital stock of the Company;

               (ix) incur any indebtedness for borrowed money or capital lease obligations that are not expressly contemplated in the then-current Annual Business Plan in excess of $250,000 in the aggregate during any fiscal year;

               (x) amend the Company's certificate of incorporation or bylaws or create or amend a stockholders' rights plan;

               (xi)   declare bankruptcy; or

               (xii)  liquidate or dissolve the Company.

          SECTION 6.  BOARD NOMINATION RIGHTS.

          (a) As provided in Section 11, it shall be a condition of Purchaser's obligations to effect the transactions contemplated by this Agreement that effective upon the Closing, (i) two members of the Company's Board of Directors shall have resigned and (ii) two individuals designated by the Purchaser (the "PURCHASER NOMINEES") shall have been appointed to fill the vacancies in the Board of Directors of the Company created by such resignations.

          (b) Upon the termination, removal or resignation of a Purchaser Nominee for any reason, the Purchaser shall have the right to appoint a new Purchaser Nominee to fill such vacancy, and the Company shall use its best efforts to cause the election of such new Purchaser Nominee to the Board through action of the Board of Directors or stockholders, in either case at the discretion of the Board of Directors or stockholders, respectively. Further, if a Purchaser Nominee shall not be elected as a director at any election, then the Company shall use its best efforts to ensure that the Purchaser Nominee obtains a seat on the Board as soon as reasonably possible, whether by appointment of the Purchaser Nominee to fill an existing or newly created vacancy on the Board, by nomination at the next election of directors of the Company or otherwise, provided that this provision shall not restrict the discretion of the Board of Directors or stockholders, respectively.

          (c) Neither the Company nor the Board of Directors will take any action to change the structure, classification or members of the Board of Directors (except as provided in Section 6(b) with respect to the Purchaser Nominees) until the issuance of the Preferred Stock and the election by the holder of the Preferred Stock of the two directors entitled to be elected by such holder, provided that the Preferred Stock shall have been issued on or before December 31, 1999.

          SECTION 7.  CHANGE OF CONTROL OF THE COMPANY.

          (a) If the Company enters into a Change of Control Agreement with a third party (the "PROPOSED PURCHASER") at any time at which the Purchaser's Interest is 10% or greater, this SECTION 7 shall apply. The Company shall provide a complete copy of the Change of Control Agreement (including all schedules and exhibits) and any related agreements to the Purchaser within one Business Day following the execution of the Change of Control Agreement. The Change of Control Agreement and any related agreements (i) shall provide that the Change of Control Agreement and the related agreements automatically terminate without liability to the Company if the Purchaser gives an Acceptance Notice pursuant to SECTION 7(c) below, (ii) shall not provide for any termination fee, expense reimbursement or other payment or distribution of any kind by the Company or the Purchaser to the Proposed Purchaser or any other Person in connection with or upon the exercise by the Purchaser of its rights under this SECTION 7 and (iii) shall not contain any provisions that interfere with or restrict in any way, or deprive the Purchaser of the benefit of, the Purchaser's rights under this SECTION 7. The transactions contemplated by the Change of Control Agreement shall not be consummated until the expiration of the Offer Period (as defined below).

          (b) The delivery of the Change of Control Agreement to the Purchaser shall constitute a binding offer by the Company to consummate with the Purchaser the transactions contemplated by the Change of Control Agreement on the terms set forth in the Change of Control Agreement. Such offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 p.m., Kansas City time, on the 60th day following the day of delivery of the Change of Control Agreement to the Purchaser, which period may be extended as provided below.

          (c) At any time during the Offer Period, the Purchaser may accept the Company's offer by giving written notice of such acceptance to the Company (the "ACCEPTANCE NOTICE"). In such event, the Change of Control Agreement and any related agreements shall terminate, and the Company and the Purchaser shall enter into a new agreement containing substantially the same terms and provisions as the Change of Control Agreement, but (i) excluding those provisions (if any) that were unique to the Proposed Purchaser or would not be applicable in a transaction between the Company and the Purchaser and (ii) with the additional modifications described below (if applicable). If the Change of Control Agreement contemplated payment by the Proposed Purchaser of consideration other than cash or a cash equivalent (the "ALTERNATIVE CONSIDERATION"), the Purchaser shall have the right to elect to pay cash in lieu thereof in an amount equal to the fair market value of the Alternative Consideration. If the Purchaser and the Company are unable to agree on the fair market value of the Alternative Consideration within 30 days following the commencement of the Offer Period, the Purchaser and the Company shall mutually agree upon an investment banking firm of national reputation (an "INVESTMENT BANKER") to make such determination. If the Purchaser and the Company are unable to agree upon an Investment Banker prior to the 40th day of the Offer Period, then the Purchaser and the Company shall each submit to the other a list of three acceptable Investment Bankers. Each of the Purchaser and the Company shall be entitled to strike one Investment Banker from the list submitted by the other, and the Investment Banker to determine the value of the Alternative Consideration shall then be selected by random lot from the remaining Investment Bankers included on the lists submitted by the Purchaser and the Company. The Investment Banker finally chosen will be instructed to use its best efforts to determine the fair market value of the Alternative Consideration within 15 days following its appointment. If the Investment Banker's written determination of the fair market Value is submitted to the Purchaser following the 50th day of the Offer Period, the Offer Period shall be extended through 11:59 p.m. on the 10th day following the date of such delivery.

          (d) The closing of the transaction between the Purchaser and the Company shall be held in accordance with the terms of the Change of Control Agreement. At the closing, the Purchaser and the Company shall take such actions as are required by the Change of Control Agreement.

          (e) If the Firm Offer is not accepted by the Purchaser during the Offer Period, the Company shall be free, for a period of 90 days following the end of the Offer Period, to consummate the transaction contemplated by the Change of Control Agreement with the Proposed Purchaser upon terms and conditions that are the same as, or in the good faith determination of the Board of Directors is in the aggregate more favorable to the Company than, those contained in the Change of Control Agreement submitted to the Purchaser. If the transaction is not consummated within such 90-day period, the Company's right to consummate a Change of Control transaction shall again be subject to the foregoing restrictions.

          (f) If a transaction with the Purchaser requires the consent, approval, waiver or authorization of any Governmental Authority as a condition to the lawful and valid consummation of such transaction, each of the Company and the Purchaser agrees to use its diligent efforts to obtain, or to assist in obtaining any such consent, approval, waiver or authorization and shall cooperate and use its diligent efforts to respond as promptly as practicable to all inquiries received by it from any Governmental Authority for initial or additional information or documentation in connection therewith.

          (g) Notwithstanding any other provision of this Agreement, Purchaser shall be permitted to assign all or any part of its rights under this SECTION 7 to any Person, whether or not an Affiliate of Purchaser (the "ASSIGNEE"). In such event, the Purchaser shall be entitled to provide to the Assignee all information in the Purchaser's possession regarding the Company, and the Assignee shall be entitled to full access to the Company as provided in SECTION 5(b); provided that the Assignee must agree in writing to be bound by the confidentiality restrictions imposed upon the Proposed Purchaser.

          SECTION 8. RESTRICTIONS ON TRANSFER.

          (a) RULE 144 INFORMATION. Upon the request of the Purchaser, the Company shall promptly supply to the Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144 or Rule 144A of the rules and regulations promulgated by the SEC under the Securities Act.

          (b) RULE 144(K) SALES. If any Acquired Securities are or become eligible for sale pursuant to Rule 144(k), the Company, upon the request of holders of any such Acquired Securities, shall remove the Securities Legend from the certificates for such Acquired Securities.

          (c) LEGEND. Each certificate for Acquired Securities shall be imprinted with a legend (the "Securities Legend") in substantially the following form:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SAID ACT OR LAWS."


               If the holders of Acquired Securities deliver to the Company an opinion of King & Spalding or other counsel that no subsequent transfer of Acquired Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Acquired Securities which do not bear the Securities Legend.

          SECTION 9.  PURCHASE RIGHTS.

          (a) PREEMPTIVE RIGHTS. If, at any time after the date hereof and for so long as (and during any period in which) the Purchaser's Interest is 10% or greater, the Company determines to issue for cash consideration additional Equity Securities (collectively, "NEW SECURITIES") to any Third Party, other than Equity Securities issued or proposed to be issued to or for the benefit of any Person who serves as an employee or director of the Company in the ordinary course of business, the Company shall offer the Purchaser the right to purchase a certain portion of the New Securities as set forth below. Upon any determination by the Company to issue New Securities in respect of which the Purchaser has the right to purchase New Securities as contemplated in the immediately preceding sentence, the Company shall give written notice (the "Notice") to the Purchaser (i) stating the aggregate number of such New Securities proposed to be issued, the terms upon which such New Securities are to be issued (which terms may include an estimated price range for such New Securities (the "Range") and, if the New Securities are to be priced based upon the reported trading or closing prices on a national securities exchange or the Nasdaq of any class of Equity Securities, such terms may include a description of the basis on which such price will be so determined) and the consideration to be paid therefor, (ii) stating the date proposed for issuance of such New Securities (which date, the "TENDER DATE," shall be not less than 10 Business Days after the date on which such Notice is given), and (iii) requesting that the Purchaser indicate in writing within 20 Business Days after its receipt of the Notice the number of shares of the New Securities that the Purchaser desires to purchase (which shall be no greater than the number of shares of the New Securities as may be required to cause the Purchaser's Interest immediately prior to such issuance of New Securities to equal the Purchaser's Interest immediately following the issuance of the New Securities) and, if applicable, the highest price within the Range at which the purchaser intends to purchase the New Securities (the "Upper Price"). Except as provided above, the Purchaser shall purchase its New Securities on the same terms and for the same price as specified in the Notice, unless such terms have been modified with respect to the Third Party Purchaser(s), in which event the Purchaser shall purchase its New Securities on the terms and for the price paid by such Third Party Purchaser(s); PROVIDED, HOWEVER, that if the modified terms are not acceptable to the Purchaser, the Purchaser may revoke its election to purchase; PROVIDED, FURTHER that if the price is not fixed at time of Notice but a Range was included in the Notice and the price paid by the Third Party Purchaser is above the Upper Price, the Purchaser may revoke its election to purchase; PROVIDED, FURTHER that any New Securities to be sold in an underwritten public offering shall be offered to the Purchaser, (i) is part of the underwritten public offering and subject to its terms or (ii) and at the Purchaser's option outside the underwritten public offering based on the net consideration to be received by the Company after deductions of underwriters discounts and commissions. Unless otherwise agreed, the closing of such purchase shall occur on the Tender Date.

          (b) OTHER PURCHASE RIGHTS. If, at any time after the date hereof and for so long as the Purchaser's Interest is equal to or greater than 10%, the Company determines to issue additional Equity Securities to officers or employees or for other than cash consideration such that the preemptive rights specified in SECTION 9(a) are not applicable, and the issuance of such additional Equity Securities would cause the Purchaser's Interest to fall below 10%, the Purchaser shall have the right to purchase from the Company simultaneously with the issuance of such New Securities such number of shares of Common Stock as will cause the Purchaser's Interest to remain at or above 10%. The purchase price for each such share of Common Stock shall equal the average of the closing trading prices of such shares for the 20 trading days prior to such issuance or, if such shares are not publicly traded, the fair market value thereof as determined in good faith by the Board of Directors of the Company. The Company shall give notice of such issuance of additional Equity Securities (including the number of shares of Common Stock required to be purchased by the Purchaser to maintain the Purchaser's Interest at 10% and (if applicable) the fair market value of such shares as determined by the Board of Directors), and the Purchaser shall have 25 days from its receipt of such notice to purchase and pay the purchase price for such shares, provided, however, that in the event the issuance of additional Equity Securities by the Company pursuant to this Section 9(b) occurs prior to the Purchaser's purchase of the forgoing Common Stock, then the Purchaser's Interest will in no event be deemed to have fallen below 10% during such interim period.

          A Change of Control transaction will not be deemed to constitute an issuance of New Equity Securities for the purposes of this Section 9.

          SECTION 10. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) INJUNCTION. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Securities contemplated hereby may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (b) REGULATORY APPROVALS. The Purchaser and the Company shall have obtained the approval of all Governmental Authorities (or all applicable waiting periods shall have expired) necessary for the consummation of the acquisition by the Purchaser of the Securities, as contemplated under this Agreement.

          (c) WARRANT AGREEMENT. Each of the Purchaser and the Company shall have executed and delivered the Warrant Agreement.

          (d) REGISTRATION RIGHTS AGREEMENT. Each of the Purchaser and the Company shall have executed and delivered the Registration Rights Agreement.

          SECTION 11. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in SECTION 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and (except for representations and warranties given as of a specified date) as of the Closing Date.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing under this Agreement.

          (c) CERTIFICATES. The Company shall have furnished the Purchaser with a certificate of the Company, executed on its behalf by its appropriate officers as to compliance with the conditions set forth in SECTIONS 11(a) AND (b).

          (d) WARRANT CERTIFICATES. Concurrently with the Closing, the Company shall deliver to the Purchaser Warrant Certificates registered in the Purchaser's name evidencing the Warrants.

          (e) DEBENTURE CERTIFICATES. Concurrently with the Closing, the Company shall deliver to the Purchaser Debenture Certificates registered in the Purchaser's name evidencing the Debentures.

          (f) NO MATERIAL ADVERSE CHANGE. There shall not have occurred (nor shall the Purchaser have become aware of ) any material adverse change in the business, assets, results of operations, financial condition or prospects of the Company or material physical loss or damage to any of the properties or assets (whether or not covered by insurance) of the Company which adversely affects or impairs the business now being conducted by the Company, and the Purchaser shall have received a certificate of the Company, signed on its behalf by an executive officer of the Company and dated the Closing Date, to such effect.

          (g) OPINIONS OF COUNSEL TO THE COMPANY. The Purchaser shall have received an opinion of Fenwick & West, counsel to the Company, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser.

          (h) RESIGNATION OF TWO BOARD MEMBERS. The Company shall have caused two members of its Board of Directors to deliver resignations to the Purchaser and the Company shall have caused the two Purchaser Nominees to have been appointed to the Board of Directors to fill the vacancies created by such resignations.

          (i) DIRECTORS AND OFFICERS INSURANCE. The Company shall have obtained and paid for directors and officers insurance that is reasonably satisfactory to the Purchaser.

          (j) OTHER DOCUMENTS. All agreements, certificates, opinions and other documents delivered by the Company to the Purchaser hereunder shall be in form and substance satisfactory to counsel for the Purchaser.

          SECTION 12. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in SECTION 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and (except for representations and warranties given as of a specified date) as of the Closing Date.

          (b) PERFORMANCE OF OBLIGATIONS OF THE PURCHASER. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing under this Agreement.

          (c) CERTIFICATES. The Purchaser shall have furnished the Company with a certificate of the Purchaser, executed on its behalf by its appropriate officers as to compliance with the conditions set forth in SECTIONS 12(a) AND
(b).

          (d) PAYMENT. The Purchaser shall deliver to the Company a wire transfer of immediately available funds to an account to be designated by the Company by notice given to the Purchaser not later than three Business Days prior to the Closing in the amount of $11,001,000.

          SECTION 13. INDEMNIFICATION.

          (a) The Company shall defend and indemnify the Purchaser and hold the Purchaser harmless from and against any and all claims, losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Costs") which the Purchaser or its Subsidiaries or Affiliates, any of their respective officers, directors, employees, agents or representatives or any of the heirs, executors, successors or assigns of any of the foregoing (collectively, the "PURCHASER INDEMNIFIED PARTIES") incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of the Company contained in this Agreement, any Transaction Document or contained in any certificate, agreement or document of the Company delivered to the Purchaser in connection with the consummation of the transactions contemplated hereby.

          (b) The Company shall only be liable under Section 13(a) for Costs incurred by the Purchaser Indemnified Parties to the extent any such Costs exceed, in the aggregate, $500,000.

          (c) In the event that any Purchaser Indemnified Party shall receive written notice of any claim or proceeding against a Purchaser Indemnified Party that, if successful, might result in a claim under this SECTION 13(a) by a Purchaser Indemnified Party, the Purchaser Indemnified Party shall give the Company written notice of such claim or proceeding and shall permit the Company to participate in the defense of such claim or proceeding by counsel of the Company's own choosing and at the expense of the Company; PROVIDED that, if the defendants in any such action include both the Purchaser Indemnified Party and the Company and the Purchaser Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Company, or if the interests of the Purchaser Indemnified Party reasonably may be deemed to conflict with the interests of the Company, the Purchaser Indemnified Parties shall collectively have the right to select a single separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with counsel to the Company (but the Purchaser Indemnified Party shall have no right to settle or compromise any such claim, action or proceeding), and the expenses and fees of such separate counsel and other expenses incurred by the Purchaser Indemnified Party in relation to such participation shall constitute Costs subject to indemnity by the Company. Upon written request of the Purchaser, the Company shall assume the carriage of the defense of any such claim or proceeding.

          (d) The Company's obligations under this Section 13 shall expire on the earlier of the fourth anniversary of the date hereof or, with respect to any specific claim of a Purchaser Indemnified Party, upon the expiration of the applicable statute of limitations with respect to such claim.

          SECTION 14. TERMINATION. This Agreement may be terminated at any time prior to the Closing (the "Termination Date"):

               (i) in writing by mutual agreement of the Purchaser and the Company;

               (ii) by written notice from the Company to the Purchaser, if the conditions set forth in SECTIONS 10 AND 12 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Purchaser on or before September 22, 1999, provided that the Company is not then in material default under the Agreement;

               (iii) by written notice from the Purchaser to the Company, if the conditions set forth in SECTIONS 10 AND 11 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company on or before September 22, 1999, provided that the Purchaser is not then in material default under the Agreement; and

               (iv) by written notice from Purchaser to the Company if the Company Disclosure Letter has not been completed in form and substance satisfactory to Purchaser in its sole discretion within 10 days following the execution of this Agreement.

     In the event of the termination of this Agreement, this Agreement shall have no further effect, except for Sections 15, 16, 23 and 26, which shall remain in effect, and there shall be not liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION 15. NOTICES. All notices, consents, approvals, agreements and other communications provided hereunder shall be in writing and delivered personally, by nationally recognized overnight courier or by telecopy and shall be sufficiently given to the Purchaser and the Company if addressed or delivered to them at the following addresses:


          If to the Purchaser:     Sprint Corporation
                                   2330 Shawnee Mission Parkway
                                   Westwood, Kansas 66205
                                   Attention: General Counsel
                                   Telephone No.: (913) 624-8440
                                   Facsimile No.:  (913) 624-8426

          with a copy to:          King & Spalding
                                   191 Peachtree Street
                                   Atlanta, Georgia 30303-1763
                                   Attention: Michael J Egan III
                                   Telephone No.: (404) 572-4753
                                   Facsimile No.:  (404) 572-5145


          If to the Company:       Hybrid Networks, Inc.
                                   6409 Guadalupe Mines Road
                                   San Jose, CA 95120-5000
                                   Attention: Carl S. Ledbetter
                                   Telephone No.: (408) 323-6255
                                   Facsimile No.: (408) 323-6470

          with a copy to:          Fenwick & West
                                   Two Palo Alto Square
                                   Palo Alto, California 94306
                                   Attention: Edwin N. Lowe
                                   Telephone No.: (650) 858-7247
                                   Facsimile No.:  (650) 494-1417

or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered, (ii) when received, if sent by overnight courier and (iii) when transmission is verified, if telecopied.

          SECTION 16. COSTS AND EXPENSES. Each party shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution, and delivery of this Agreement and the related agreements and other documents.

          SECTION 17. SUCCESSORS AND ASSIGNS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Purchaser shall bind and inure to the benefit of their respective successors and permitted assigns, including those by operation of law, merger or consolidation. The Purchaser may assign any or all of its rights and obligations hereunder to any of its Affiliates so long as the Purchaser remains jointly and severally liable for its obligations hereunder.

          SECTION 18. SURVIVAL OF REPRESENTATIONS. Except as specifically provided herein, all representations, warranties, covenants and agreements made by the parties in this Agreement and pursuant to the terms hereof shall survive indefinitely, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

          SECTION 19. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the internal laws of said state.

          SECTION 20. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Purchaser any legal or equitable right, remedy or claim under this Agreement; this Agreement shall be for the sole and exclusive benefit of the Company and the Purchaser.

          SECTION 21. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

          SECTION 22. AMENDMENTS; WAIVER. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall a waiver of a particular right or remedy on one occasion be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

          SECTION 23. JURISDICTION. Each of the parties hereto hereby agrees that any legal action or proceeding against such party with respect to this Agreement or any of the Transaction Documents may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware as the other party may elect, and, by execution and delivery hereof, such party accepts and consents for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the other party in writing, with respect to any action or proceeding brought by such party against the other party. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date ten calendar days after such mailing and (ii) any earlier date permitted by applicable law.

          SECTION 24. SPECIFIC PERFORMANCE. Each of the parties hereto recognizes that the rights of the parties under this Agreement and the other Transaction Documents are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder and thereunder by actions for injunctive relief and specific performance to the extent permitted by law. Each of the parties hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement or any of the other Transaction Documents and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate. This Agreement is not intended to limit or abridge any rights of the parties which may exist apart from this Agreement.

          SECTION 25. CONFIDENTIALITY. Each of the Company and the Purchaser shall hold, and shall use reasonable efforts to cause its and its respective Subsidiaries, officers, employees, accountants, counsel, financial advisors and other representatives to hold, any proprietary or confidential information in confidence to the extent required by, and in accordance with, and will comply with the provisions of, the Confidentiality Agreement relating to confidentiality.

          SECTION 26. PUBLIC ANNOUNCEMENTS. The Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

          SECTION 27. ENTIRE AGREEMENT. The parties hereto agree that this Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein or therein.

          SECTION 28. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution, statute, rule or public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                   HYBRID NETWORKS, INC.


                                   By: /s/  Carl S. Ledbetter
                                       -----------------------------------
                                       Name:  Carl S. Ledbetter
                                       Title: Chairman and Chief Executive
                                              Officer



                                   SPRINT CORPORATION


                                   By: /s/  Theodore H. Schell
                                       -----------------------------------
                                       Name:  Theodore H. Schell
                                       Title: Senior Vice President